CONSENT OF KIRK HANSON

In connection with NovaGold Resources Inc.’s registration statement on Form F-10 originally dated December 16, 2011, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended, and any documents incorporated by reference therein (the “Registration Statement”), I, Kirk Hanson, hereby consent to references to my name and to my involvement in the preparation of a technical report entitled “Donlin Creek Gold Project, Alaska, USA NI 43-101 Technical Report” dated April 1, 2009, and the December 2011 update (collectively, the “Technical Report”) in the Registration Statement, and to the inclusion and incorporation by reference of information derived from the Technical Report in the Registration Statement.

DATED:  January 5, 2012

/s/  Kirk Hanson
Name: Kirk Hanson